QuickLinks -- Click here to rapidly navigate through this document

TARGET CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE I
GENERAL

    Sec. 1.1  Name of Plan.   The name of the Plan set forth herein is the Target Corporation Executive Deferred Compensation Plan. It is referred to herein as the "Plan."

    Sec. 1.2  Purpose.   The purpose of the Plan is to provide a means whereby Target Corporation (the "Company") may afford financial security to a select group of Employees of the Company and its subsidiaries who have rendered and continue to render valuable services to the Company or its subsidiaries and who make an important contribution towards the Company's continued growth and success, by providing for additional future compensation so that such Employees may be retained and their productive efforts encouraged.

    Sec. 1.3  Effective Date.   The Effective Date of the Plan is January 1, 1995.

    Sec. 1.4  Company.   "Company" means all of the following:

  (a)
  Target Corporation, a Minnesota corporation.

  (b)
  Any successor of Target Corporation (whether direct or indirect, by purchase of a majority of the outstanding voting stock of Target Corporation or all or substantially all of the assets of Target Corporation, or by merger, consolidation or otherwise).

  (c)
  Any person that becomes liable for the obligations hereunder of the entities specified in (a) and (b) above by operation of law.

    Sec. 1.5  Participating Employers.   The Company is a Participating Employer in the Plan. With the consent of the Company, by action of the Board or any duly authorized officer, any wholly-owned subsidiary of the Company may, by action of its Board of Directors or any duly authorized officer, also become a Participating Employer in the Plan effective as of the date specified by it in its adoption of the Plan; but the subsidiary shall cease to be a Participating Employer on the date it ceases to be a wholly-owned subsidiary of the Company. The other Participating Employers on the Effective Date are:

Dayton's Commercial Interiors, Inc. (Minnesota)
Dayton's Travel Service, Inc.
Mervyn's (California)
Dayton Hudson Brands, Inc.
DHC Milwaukee, Inc. (Wisconsin)
DHC Wisconsin, Inc. (Wisconsin)
Marshall Field & Company (Delaware)
Marshall Field Stores, Inc. (Delaware)
Retailers National Bank
Northern Fulfillment Services Company
Target Customs Brokers, Inc.	Rivertown Trading Company (Minnesota)
The Daily Planet Company
High Bridge Company
High Bridge Music Company
The Associated Merchandising Corporation – only U.S.
  based employees who pay U.S. income taxes.
Mervyn's Brands, Inc.
target.direct LLC
Hometown America

    Sec. 1.6  Construction and Applicable Law.   The Plan is intended to be an unfunded benefit plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated Employees, subject to the applicable requirements of ERISA. The Plan shall be administered and construed consistently with said intent. It shall also be construed and administered according to the laws of the State of Minnesota to the extent such laws are not preempted by laws of the United States of America. All controversies, disputes and claims arising hereunder shall be submitted to the United States District Court for the District of Minnesota.

    Sec. 1.7  Rules of Construction.   The Plan shall be construed in accordance with the following:

  (a)
  Headings at the beginning of articles and sections hereof are for convenience of reference, shall not be considered as part of the text of the Plan and shall not influence its construction.

  (b)
  Capitalized terms used in the Plan shall have their meaning as defined in the Plan unless the context clearly indicates to the contrary.

  (c)
  All pronouns and any variations thereof shall be deemed to refer to the masculine or feminine as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

  (d)
  Use of the words "hereof," "herein," "hereunder" or similar compounds of the word "here" shall mean and refer to the entire Plan unless the context clearly indicates to the contrary.

  (e)
  The provisions of the Plan shall be construed as a whole in such manner as to carry out the provisions thereof and shall not be construed separately without relation to the context.

ARTICLE II
DEFINITIONS

    Sec. 2.1  Base Salary.   "Base Salary" is the salary an Employee is expected to earn in a Benefit Deferral Period, assuming the Employee is employed for the full Benefit Deferral Period.

    Sec. 2.2  Beneficiary.   "Beneficiary" means the person or persons designated as such in accordance with Article VI.

    Sec. 2.3  Benefit Deferral Period.   "Benefit Deferral Period" means that period of one Plan Year or such other period as designated by the Committee, as determined pursuant to Article IV over which a Participant defers a portion of such Participant's Based Salary and/or Bonus.

    Sec. 2.4  Bonus.   "Bonus" is the bonus under any regular bonus plan of a Participating Employer. Any part of a "Bonus" earned in a Benefit Deferral Period, but otherwise payable in the year following the Benefit Deferral Period, is governed by the deferral election made for the Benefit Deferral Period.

    Sec. 2.5  Board.   "Board" means the Board of Directors of the Company and includes any committee thereof authorized to act for said Board of Directors.

    Sec. 2.6  Committee.   "Committee" means the Plan Administrative Committee appointed in accordance with Section 7.1(d) hereof which is authorized by the Board of Directors of the Company to act on behalf of the Company in accordance with the terms of this Plan.

    Sec. 2.7  Crediting Rate.   "Crediting Rate" means the earnings or losses for a day on Crediting Rate Alternative(s) available for the Plan.

    Sec. 2.8  Crediting Rate Alternative.   "Crediting Rate Alternative" means the Crediting Rate for any of the investment fund(s) options available to Participants in the TGT 401(k) Plan.

    Sec. 2.9  Credited Service.   "Credited Service" of a Participant means the number of years of service for vesting purposes a Participant would have under the applicable defined benefit pension plan of the Company and/or a Participating Employer.

    Sec. 2.10  Cumulative Deferral Amount.   "Cumulative Deferral Amount" means the total cumulative amount by which a Participant's Base Salary and/or Bonus must be reduced over the period prescribed in Section 4.1. If for a Plan Year a Matching Allocation for a Participant pursuant to the TGT 401(k) Plan cannot be made because the Before Tax Deposits or After Tax Deposits elected by the Employee are reduced to comply with the provisions of the TGT 401(k) Plan, "Cumulative Deferral

Amount" also includes the amount of the Matching Allocation that cannot be made. "Cumulative Deferral Amount" also includes amounts transferred from the HCCAP.

    Sec. 2.11  TGT 401(k) Plan.   "TGT 401(k) Plan" or "TGT 401(k)" means the Target Corporation 401(k) Plan, formerly known as the "SRSP" (Dayton Hudson Corporation Supplemental Retirement, Savings, and Employee Stock Ownership Plan).

    Sec. 2.12  Deferral Account.   "Deferral Account" means the accounts maintained on the books of account of the Company pursuant to Section 4.2.

    Sec. 2.13  Employee.   "Employee" means a Qualified Employee as that term is defined in the TGT 401(k) Plan.

    Sec. 2.14  EMG.   An "EMG" is a member of the Executive Management Group of the Company or a Participating Employer, as that term is defined by the Vice President of Personnel.

    Sec. 2.15  Enhancement.   "Enhancement" means an additional .1667% per month added to each Crediting Rate Alternative.

    Sec. 2.16  Enrollment Agreement.   "Enrollment Agreement" means the agreement entered into by the Company and an Employee pursuant to which the Employee becomes a Participant in the Plan. In the sole discretion of the Company, authorization forms filed by any Participant by which the Participant makes the elections provided for by this Plan may be treated as a completed and fully executed Enrollment Agreement for all purposes under the Plan.

    Sec. 2.17  ERISA.   "ERISA" means the Employee Retirement Income Security Act of 1974, as from time to time amended.

    Sec. 2.18  Highly Compensated Employee.   "Highly Compensated Employee" means a "Highly Compensated Employee" as that term is defined in the TGT 401(k) Plan.

    Sec. 2.19  HCCAP.   "HCCAP" is the Company's Highly Compensated Capital Accumulation Plan.

    Sec. 2.21  Named Fiduciary.   The Company and the Vice President of Personnel are each a "Named Fiduciary" for purposes of ERISA with authority to control and manage the operation and administration of the Plan. Other persons are also Named Fiduciaries under ERISA if so provided thereunder or if so identified by the Company, by action of the Board or the Chief Executive Officer. Such other person or persons shall have such authority to control or manage the operation and administration of the Plan as may be provided by ERISA or as may be allocated by the Company, by action of the Board or the Chief Executive Officer or the Vice President of Personnel.

    Sec. 2.22  Participant.   "Participant" means an eligible Employee who has filed a completed and executed Enrollment Agreement or authorization form with the Company and is participating in the Plan in accordance with the provisions of Article IV. "Participant" also means an Employee of the Company who has a Cumulative Deferral Amount based on Matching Allocation that could not be made to the TGT 401(k) Plan.

    Sec. 2.23  Person.   "Person" means an individual, partnership, corporation, estate, trust or other entity.

    Sec. 2.24  Plan Year.   "Plan Year" means the period commencing with the Effective Date and ending December 31, 1995 and each subsequent calendar year.

    Sec. 2.25  Rate of Return Alternative Change Form.   "Rate of Return Alternative Change Form" means the form of authorization approved by the Company by which the Participant notifies the Plan of its choices for Crediting Rate Alternatives for his account under the Plans.

    Sec. 2.26  Signature.   "Signature" or "sign" as used herein shall mean either the Participant's written signature or the Participant's electronic signature evidenced by the use of an electronic personal identification number.

    Sec. 2.27  SMG.   A "SMG" is a member of the Senior Management Group of the Company or a Participating Employer, as that term is defined by the Vice President of Personnel.

    Sec. 2.28  Termination of Employment.   The "Termination of Employment" of an Employee from his Participating Employer for purposes of the Plan shall be deemed to have occurred one month after the occurrence of the following: his or her resignation, discharge, retirement, death, failure to return to active work at the end of an authorized leave of absence, or the authorized extension or extensions thereof, failure to return to work when duly called following a temporary layoff, or upon the happening of any other event or circumstance which, under the policy of his Participating Employer as in effect from time to time, results in the termination of the Employer/Employee relationship; provided, however, that "termination of Employment" shall not be deemed to have occurred upon transfer between any combination of participating employers, affiliates and predecessor employers.

    Sec. 2.29  Year of Vesting.   A "Year of Vesting" is a full year of participation under HCCAP or a full year of participation in a deferred compensation plan of the Company.

    Sec. 2.30  Vice President of Personnel.   "Vice President of Personnel" means the most senior officer of the Company who is assigned responsibility for compensation and benefits matters or such other officer as may be designated from time to time by the Board of Directors.

    Sec. 2.31  Signing Bonus.   "Signing Bonus" is the bonus provided to certain newly hired Employees and earned following a period of employment established by the Participating Employer.

    Sec. 2.32  KMG.   A "KMG" is a member of the Key Management Group of a Participating Employer, as that group is defined by the Vice President of Personnel, or a member of an Employee group with a higher grade level, and who is not eligible to participate in the Target Corporation SMG Executive Deferred Compensation Plan.

ARTICLE III
ELIGIBILITY

    Sec. 3.1  Eligibility.   Commencing January 1, 1997, an Employee shall be a Participant while, and only while, he or she is a regular Employee of a Participating Employer, subject to the following:

  (a)
  An Employee will become a Participant on the first day of the Plan Year in which he or she is a Highly Compensated Employee.

  (b)
  If an Employee is a SMG or an EMG, he or she cannot become a Participant.

  (c)
  If a Participant is not a Highly Compensated Employee for a particular Plan Year, he or she will continue to be a Participant, but no deferrals will be allowed and no TGT 401(k) Plan match will be added to the Cumulative Deferral Amount for that Plan Year. If a Participant is a SMG or an EMG on the first day of the Plan Year, he or she will not continue to be a Participant and his or her account balances will be transferred into the SMG Executive Deferred Compensation Plan.

  (d)
  The Employee must complete an enrollment and sign an insurance consent form in the form that the Company determines in order to defer Base Salary and/or Bonus. The insurance consent form will allow the Company to purchase life insurance on the Employee with the Company as beneficiary.

  (e)
  Notwithstanding the provisions of Sections 3.1(a) or (c), an Employee will become eligible to enroll and participate in the Plan on his or her initial date of hire if the Employee is a KMG.

  Such Employee will remain eligible to participate through the last day of the first full Plan Year following the Employee's initial date of hire. For Plan Years following this initial period of eligibility, such Employee will continue to be eligible to participate only if he or she satisfies the requirements of Sections 3.1(a) and 3.1(c).

    Sec. 3.2  No Guarantee of Employment.   Participation in the Plan does not constitute a guarantee or contract of employment with any Participating Employer. Such participation shall in no way interfere with any rights a Participating Employer would have in the absence of such participation to determine the duration of the Employee's employment.

ARTICLE IV
PARTICIPATION AND BENEFITS

    Sec. 4.1  Election to Participate.   Any Employee of a Participating Employer who is eligible to participate in the Plan may enroll in the Plan by completing an Enrollment Agreement in a form acceptable to the Company. Pursuant to such Enrollment Agreement, the Employee shall irrevocably designate the percentage amounts (any of which may be zero) by which each of the Base Salary, Signing Bonus (if applicable) and Bonus of such Participant is to be reduced over the Benefit Deferral Period next following the filing of the completed Enrollment Agreement; provided, however, that:

  (a)
  Bonus Deferral. Notwithstanding anything contained herein to the contrary, in the event a Participant's Bonus is paid in a Plan Year in which the Participant is not a Highly Compensated Employee, the deferral election for the Bonus will be voided and the Bonus will be paid in cash.

  (b)
  Reduction in Earnings. Except as otherwise provided in this Section 4.1, the Base Salary and/or Bonus of the Participant for the Benefit Deferral Period shall be reduced by the amount specified in the Enrollment Agreement (including any authorization form) applicable to such Plan Year, but only if Participant is a Highly Compensated Employee for that Plan Year.

  (c)
  Maximum Reduction in Earnings. A Participant may not elect a Cumulative Deferral Amount that would cause the reduction in Base Salary in any Plan Year to exceed eighty percent (80%) of the Base Salary and eighty percent (80%) of the Bonus payable during such Plan Year plus the amount of any payout made pursuant to Section 5.2, or such greater amount or percent of base pay and/or incentive pay or greater total amount as the Company may permit in its sole discretion. In the event that a Participant elects a Cumulative Deferral Amount that would violate the limitation described in this paragraph (c), the election shall be valid except that the Cumulative Deferral Amount so elected shall automatically be reduced to comply with such limitation, whichever is most appropriate in the sole discretion of the Company.

  (d)
  Mid-Year Elections to Participate. Notwithstanding any provision of the Plan to the contrary, an Employee who met the requirements of Sec. 3.1(a), (b) and (c) on the first day of the Plan Year, but who did not file an Enrollment Agreement prior to the Benefit Deferral Period commencing on that date, may file an Enrollment Agreement in advance of July 1, of that year during a period specified by the Committee and in accordance with such rules as the Committee may establish, which shall be effective as of July 1, and shall apply to the Participant's Base Salary for the last six months of the Plan Year. Any Enrollment Agreement made under this subsection (d) shall not apply to any Bonus payable to the Participant with respect to the Benefit Deferral Period in which the Agreement is filed.

  (e)
  Signing Bonus. The Signing Bonus of the Participant for the Benefit Deferral Period shall be reduced by the amount specified in the Enrollment Agreement only if such Agreement is filed with the Company prior to the date after which the Signing Bonus has been earned and becomes payable to such Participant.

    Sec. 4.2  Deferral Accounts.   The Company shall establish and maintain separate Deferral Accounts for each Participant. The amount by which a Participant's Base Salary or Bonus are reduced pursuant to Section 4.1 shall be credited by the Company to the Participant's Deferral Accounts as soon as administratively possible after each pay cycle in which such Base Salary or Bonus would otherwise have been paid. The Participant's Deferral Account shall be credited with the annual TGT 401(k) Plan lost Matching Allocation no later than the last day of January following the year of the lost Matching Allocation. Such Deferral Accounts shall be debited by the amount of any payments made by the Company to the Participant or the Participant's Beneficiary pursuant to this Plan. A separate Deferral Account shall be maintained for each type of deferral election made and for each Crediting Rate Alternative.

    Sec. 4.3  HCCAP.   All persons who become Participants in this Plan on January 1, 1995 will have the balance of their HCCAP account, if any, transferred to this Plan effective January 1, 1995. All persons who become Participants in this Plan after January 1, 1995 will have the balance in their HCCAP account, if any, transferred on the January 1 they become Participants. Unless the Participant completes a new election, the balances of a Participant's HCCAP account shall be deposited in this Plan in the same Crediting Rate Alternatives and at the same percentages as in the Participant's HCCAP account. The Deferral Accounts transferred from HCCAP will be paid in immediate lump sum payouts after Termination of Employment.

    Sec. 4.4  Crediting Rate Alternatives.   The Participant shall select the Crediting Rate Alternative(s), using full percentages, that are to be applied to his or her Deferral Accounts. Participants may change their Crediting Rate Alternatives daily by completing a Rate of Return Alternative Change Form. If a Participant does not make an election, the Crediting Rate Alternative will remain the same as previously chosen by Participant. If Participant has not previously made an election in HCCAP or under this Plan, the Crediting Rate Alternative will be a default Crediting Rate Alternative selected by the Committee..

    Sec. 4.5  Benefit Payment Elections.   At the time a Participant completes an Enrollment Agreement, he or she must also elect the method of benefit payment and the time to start the benefit. The elections are to be made for each Plan Year.

  (a)
  Method of Benefit Payment. Benefits for each Plan Year can be paid in a lump sum, five annual installments or ten annual installments.

  (b)
  Commencement of Benefit. The benefit for each Plan Year may be started as soon as possible following Termination of Employment or one year following Termination of Employment.

  (c)
  Benefit Payment. If no form of benefit payment is elected, the method of benefit payment shall be lump sum.

  (d)
  One-Time Election to Change Payment Method. A Participant may file with the Committee a one-time election to change the method and time of payment of the Participant's existing benefits under this Plan, subject to the following:

  (i)
  An election under this subsection will be effective as of the last day of the second Plan Year following the Plan Year in which the election is filed; provided that the Participant's Termination of Employment has not occurred prior to that effective date.

  (ii)
  An election under this subsection will apply to all of the Participant's Deferral Accounts outstanding on the effective date of the election, as determined under paragraph (i), including any Account attributable to deferrals of Base Salary during the Plan Year preceding said effective date. However, the election will not apply to deferrals of any Bonus for the Plan Year preceding said effective date, or to deferrals of Base Salary or Bonuses for the Plan Year containing the effective date of the election or subsequent Plan Years.

  (iii)
  Upon the effective date of an election under this subsection, the method of payment of the benefits described in paragraph (ii) shall be changed to payment in ten annual installments. The Participant's election under this subsection must specify whether said installments are to begin as soon as possible following Termination of Employment or one year following Termination of Employment.

  (iv)
  Only one election under this subsection may be made by a Participant during the Participant's lifetime.

    Sec. 4.6  Crediting.   Each Deferral Account will be credited on the balance in the Deferral Account as follows:

  (a)
  Employee.

  (i)
  Crediting Rate Alternative. Each Deferral Account of an Employee will be credited at the end of a day on the balance in the Deferral Account at the beginning of that day using the Crediting Rate Alternative.

  (ii)
  Enhancement. The total balance in all Deferral Accounts on the first day of the month will be credited at the end of the month at a rate equal to the Enhancement. The amount will be credited among Participant's Deferral Accounts at the time the Enhancement is credited in an amount equal to the proportion which each Deferral Account has to the Participant's entire balance.

  (b)
  Terminated Employee. Each Deferral Account of an Employee who has had a Termination of Employment will be credited at the end of a day on the balance in the Deferral Account at the beginning of that day using the Crediting Rate Alternative.

  (c)
  Vesting. Each Employee who has a Termination of Employment and does not have five Years of Vesting will have his or her Deferral Accounts revalued using only the Crediting Rate Alternative and not receiving the Enhancement. Provided, however, if an Employee's Termination of Employment is because of death or permanent and total disability, or on or after age 65, the Employee will be treated as if he or she had five years of vesting.

    Sec. 4.7  Time of Payment.   If a Participant has a Termination of Employment after age 55 or due to an involuntary termination, the Participant's Deferral Accounts will be paid pursuant to his or her election. If a Participant has a Termination of Employment that does not qualify under the first sentence of this section, the Participant's Deferral Accounts will be paid in a lump sum as soon as administratively possible following Termination of Employment.

    Sec. 4.8  Statement of Accounts.   The Company shall submit to each Participant, within one hundred twenty days after the close of each Plan Year, a statement in such form as the Company deems desirable, setting forth the balance standing to the credit of each Participant in his Deferral Accounts.

ARTICLE V
CERTAIN BENEFIT PAYMENTS

    Sec. 5.1  Termination of Enrollment in Plan.   With the written consent of the Company, a Participant may terminate his or her enrollment in the Plan by filing with the Company a written request to terminate enrollment. The Committee will review the request on behalf of the Company and will consent to the termination of a Participant's enrollment in the Plan in the event of an unforeseeable financial emergency of the Participant. An unforeseeable financial emergency shall mean an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal or other such unforeseeable occurrence. Cash needs arising from foreseeable events such as the purchase of a house or education expenses for children shall not be considered to be the result of an unforeseeable financial emergency. Upon termination of enrollment, no further reductions shall be made in the Participant's Base Salary or Bonus pursuant to his or her Enrollment Agreement, and the Participant shall immediately cease to be eligible for any benefits under the Plan for the current Plan Year other than payments from his or her Deferral Accounts. In its sole discretion, the Committee may pay the Deferral Accounts on a date earlier than the Participant's Termination of Employment with the Participating Employer in which event the Committee shall calculate an amount which is appropriate in accordance with the unforeseeable financial emergency and that amount shall be paid as if the Participant had a Termination of Employment with the Participating Employer on the date of such payment.

Notwithstanding anything contained hereinto the contrary in the event Participant makes a hardship withdrawal under the TGT 401(k) Plan or any other qualified plan sponsored by the Company, then the Participant's deferrals under this Plan shall be terminated until a period which is six months from the date on which the hardship withdrawal was taken.

    Sec. 5.2  Early Payment.   For any amount deferred under the terms of this Plan prior to January 1, 1997, the Company shall pay to the Participant, if he is an Employee of the Company or a Participating Employer, the amount by which the Participant's Base Salary and/or Bonus were reduced in any Plan Year pursuant to Section 4.1 during the eighth (8th) year following the Plan Year ("Early Payment"), provided that such amount has not previously been paid out under other provisions of the Plan. Such Early Payment shall not include any amounts credited to the Participant's Deferral Account pursuant to Section 4.6 or the TGT 401(k) Plan Lost Matching Contribution. Notwithstanding any other provisions of this Plan, the Participant may elect prior to the beginning of any year in which such an Early Payment will be made to him or her to deposit from current compensation a percent equal to all or a part of such amount in his or her Deferral Accounts.

    Sec. 5.3  Survivor Benefits.

  (a)
  Death While Employed. If a Participant dies while employed by a Participating Employer, the Company will pay the amount in his or her Deferral Accounts to the Participant's Beneficiary as soon as possible after death in a lump sum.

  (b)
  Death After Termination of Employment. If a Participant dies after Termination of Employment, and has not received all of his or her payments, and the Participant's Beneficiary is his or her spouse, payments shall be made to the spouse pursuant to the Participant's payout elections. If the Participant's spouse dies before receiving all payments, the remaining amount in the Deferral Accounts will be paid in a lump sum as soon as possible after the spouse's death to the spouse's estate. If a Participant dies after Termination of Employment, has not received all of his or her payments, and the Participant's Beneficiary is a Person other than his or her spouse, then payment shall be made in a lump sum as soon as possible after the Participant's death.

    Sec. 5.4  Small Benefit.   In the event that the Company determines in its sole discretion that the amount of any benefit is too small to make it administratively convenient to pay such benefit over time, the Company may pay the benefit in the form of a lump sum, or reduce the number of installments notwithstanding any provision of this Article or Article IV to the contrary.

    Sec. 5.5  Withholding.   To the extent required by the law in effect at the time payments are made, the Company shall withhold from payments made hereunder or any other payment owing by the Company to the Participant the taxes required to be withheld by the federal or any state or local government.

    Sec. 5.6  Lump Sum Payout Option.   Notwithstanding any other provisions of the Plan, at any time after Termination of Employment, but not later than ten years after Termination of Employment of the Participant, a Participant or a Beneficiary of a deceased Participant may elect to receive an immediate lump sum payment of 100% of the balance of his or her Deferral Accounts, if any, reduced by a penalty, which shall be forfeited to the Company, equal to eight percent of the amount of his or her Deferral Accounts he or she elected to receive, in lieu of payments in accordance with the form previously elected by the Participant, or provided elsewhere in this Plan. However, the penalty shall not apply if the Company determines, based on advice of counsel or a final determination by the Internal Revenue Service or any court of competent jurisdiction, that by reason of the foregoing provision any Participant or Beneficiary has recognized or will recognize gross income for federal income tax purposes under this Plan in advance of payment to him of Plan benefits. The Company shall notify all Participants (and Beneficiaries of deceased Participants) of any such determination. Whenever any such determination is made, the Company shall refund all penalties which were imposed hereunder on account of making lump sum payments at any time during or after the first year to which such determination applies (i.e., the first year when gross income is recognized for federal income tax purposes). Interest shall be paid on any such refunds at Variable Interest Crediting Rate for each Plan Year, compounded annually. The Committee may also reduce or eliminate the penalty if it determines that this action will not cause any Participant or Beneficiary to recognize gross income for federal income tax purposes under this Plan in advance of payment to him of Plan benefits.

ARTICLE VI
BENEFICIARY DESIGNATION

    Each Participant shall have the right, at any time, to designate any person or persons as Beneficiary or Beneficiaries to whom payment under this Plan shall be made in the event of the Participant's death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation shall become effective only when filed in writing with the Company during the Participant's lifetime on a form prescribed by the Company.

    The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. Any finalized divorce or marriage (other than a common law marriage) of a Participant subsequent to the date of filing of a Beneficiary designation form shall revoke such designation unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant's new spouse had previously been designated as Beneficiary.

    If a Participant fails to designate a Beneficiary as provided above, or if his or her Beneficiary designation is revoked by marriage, divorce or otherwise without execution of a new designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Company shall direct the distribution of such benefits to the Participant's spouse, if any, and if there is no spouse to the Participant's estate.

ARTICLE VII
ADMINISTRATION OF PLAN

    Sec. 7.1  Administration by Company.   The Company is the "administrator" of the Plan for purposes of ERISA. Except as expressly otherwise provided herein, the Company shall control and manage the operation and administration of the Plan, make all decisions and determinations incident thereto and construe the provisions thereof. In carrying out its Plan responsibilities, the Company shall have discretionary authority to construe the terms of the Plan. Except in cases where the Plan expressly requires action on behalf of the Company to be taken by the Board, action on behalf of the Company may be taken by any of the following:

  (a)
  The Board.

  (b)
  The Chief Executive Officer of the Company.

  (c)
  The Vice President of Personnel of the Company.

  (d)
  Any person or persons, natural or otherwise, or committee, to whom responsibilities for the operation and administration of the Plan are allocated by the Company, by resolution of the Board or by written instrument executed by the Chief Executive Officer or the Vice President of Personnel of the Company and filed with its permanent records, but action of such person or persons or committee shall be within the scope of said allocation.

    Sec. 7.2  Certain Fiduciary Provisions.   For purposes of the Plan:

  (a)
  Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

  (b)
  A Named Fiduciary, or a fiduciary designated by a Named Fiduciary pursuant to the provisions of the Plan, may employ one or more persons to render advice with regard to any responsibility such fiduciary has under the Plan.

  (c)
  Any time the Plan has more than one Named Fiduciary, if pursuant to the Plan provisions, fiduciary responsibilities are not already allocated among such Named Fiduciaries, the Company, by action of the Board or its chief executive officer, may provide for such allocation.

  (d)
  Unless expressly prohibited in the appointment of a Named Fiduciary which is not the Company acting as provided in Sec. 7.1, such Named Fiduciary by written instrument may designate a person or persons other than such Named Fiduciary to carry out any or all of the fiduciary responsibilities under the Plan of such Named Fiduciary.

  (e)
  A person who is a fiduciary with respect to the Plan, including a Named Fiduciary, shall be recognized and treated as a fiduciary only with respect to the particular fiduciary functions as to which such person has responsibility.

    Sec. 7.3  Evidence.   Evidence required of anyone under this Plan may be by certificate, affidavit, document or other instrument which the person acting in reliance thereon considers to be pertinent and reliable and to be signed, made or presented by the proper party.

    Sec. 7.4  Records.   Each Participating Employer, each fiduciary with respect to the Plan and each other person performing any functions in the operation or administration of the Plan shall keep such records as may be necessary or appropriate in the discharge of their respective functions hereunder, including records required by ERISA or any other applicable law. Records shall be retained as long as necessary for the proper administration of the Plan and at least for any period required by ERISA or other applicable law.

    Sec. 7.5  General Fiduciary Standard.   Each fiduciary shall discharge his duties with respect to the Plan solely in the interests of Participants and with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims.

    Sec. 7.6  Waiver of Notice.   Any notice required hereunder may be waived by the person entitled thereto.

    Sec. 7.7  Agent for Legal Process.   The Company shall be the agent for service of legal process with respect to any matter concerning the Plan, unless and until the Company designates some other person as such agent.

    Sec. 7.8  Indemnification.   In addition to any other applicable provisions for indemnification, the Participating Employers jointly and severally agree to indemnify and hold harmless, to the extent permitted by law, each director, officer and Employee of the Participating Employers against any and all liabilities, losses, costs or expenses (including legal fees) of whatsoever kind and nature which may be imposed on, incurred by or asserted against such person at any time by reason of such person's services as a fiduciary in connection with the Plan, but only if such person did not act dishonestly, or in bad faith, or in willful violation of the law or regulations under which such liability, loss, cost or expense arises.

    Sec. 7.9  Correction of Errors.   It is recognized that in the operation and administration of the Plan certain mathematical and accounting errors may be made or mistakes may arise by reason of factual errors in information supplied to the Company or Trustee. The Company shall have power to cause such equitable adjustments to be made to correct for such errors as the Company, in its discretion, considers appropriate. Such adjustments shall be final and binding on all persons.

ARTICLE VIII
AMENDMENT AND TERMINATION OF PLAN

    Sec. 8.1  Amendment.   The Board may at any time amend the Plan in whole or in part, for any reason, including but not limited to tax, accounting or insurance changes, a result of which may be to terminate the Plan for future deferrals (excluding from such power to terminate future deferrals those future deferrals provided for in Section 5.2 Early Payment); provided, however, that no amendment shall be effective to decrease the benefits, nature or timing thereof payable under the Plan to any Participant with respect to deferrals made (and benefits thereafter accruing) prior to the date of such amendment. Notwithstanding the above, the Board authorizes the Committee to amend the Plan to make changes to the Credit Rate Alternatives by either adding any new or deleting any existing Crediting Rate Alternatives, to impose limitations on selection of/or deferral into any Crediting Rate Alternative, or to make any other amendments to this Plan deemed necessary or desirable by the Committee for the operation and administration of this Plan provided such amendment does not have a material financial impact on TGT. Such changes will be considered an Amendment to this Plan and shall be effective without further action by the Board. Written notice of any amendment shall be given to each Participant then participating in the Plan.

    Sec. 8.2  Automatic Termination of Plan.   The Plan shall terminate only under the following circumstances. The Plan shall automatically terminate upon (a) a determination by the Company that a final decision of a court of competent jurisdiction or the U. S. Department of Labor holding that the Plan is not maintained "primarily for the purpose of providing deferred compensation for a select group of management or highly-compensated Employees," and therefore is subject to Parts 2, 3 and 4 of Title I of ERISA, would require that the Plan be funded and would result in immediate taxation to Participants of their vested Plan benefits, or (b) a determination by the Company that a final decision of a court of competent jurisdiction has declared that the Participants under the Plan are in constructive receipt under the Internal Revenue Code of their vested Plan benefits.

    Sec. 8.3  Payments Upon Automatic Termination.   Upon any Plan termination under Sec. 8.2, the Participants will be deemed to have terminated their enrollment under the Plan as of the date of such termination. The Company will pay all Participants the value of each Participant's Deferral Accounts in a lump sum, determined as if each Participant had a Termination of Employment on the date of such termination of the Plan and elected to be paid as soon as possible following Termination of Employment.

    Sec. 8.4  Payments Upon Change of Control.   Notwithstanding any provision of this Plan to the contrary, if a "Change of Control" as defined in the Target Corporation Deferred Compensation Trust Agreement (as it may be amended from time to time) occurs and results in funding of the trust established under that Agreement, each Participant (or Beneficiary of a deceased Participant) will be paid the entire value of his or her Deferral Accounts in a lump sum, determined as if the Participant had a Termination of Employment on the date the Change of Control occurs, had at least five Years of Vesting on that date, and had elected to be paid his or her entire benefit in a lump sum as soon as possible following Termination of Employment. However, this section shall not apply, and no amounts shall be payable to Participants or Beneficiaries under this section, in the event the assets of said trust are returned to the Participating Employers pursuant to the Trust Agreement because no Change of Control actually occurred.

ARTICLE IX
MISCELLANEOUS

    Sec. 9.1  Unsecured General Creditor.   Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, claims or interests in any specific property or assets of the Company or a Participating Employer, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company ("Policies"). Such Policies or other assets of Participating Employers shall not be held under any trust (except they may be placed in a Rabbi Trust) for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Participating Employers under this Plan. Any and all of a Participating Employer's assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Participating Employer. Participating Employers obligations under the Plan shall be merely that of an unfunded and unsecured promise of a Participating Employer to pay money in the future.

    Sec. 9.2  Nonassignability.   Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage, commute or otherwise encumber, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, or interest therein which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, not be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

    Sec. 9.3  Protective Provisions.   Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Company may deem necessary and taking such other relevant action as may be requested by the Company. If a Participant refuses so to cooperate, the Company shall have no further obligation to the Participant under the Plan, other than payment to such Participant of the cumulative reductions in base salary and or bonus theretofore made pursuant to this Plan. If a Participant commits suicide during the two (2) year period beginning on the later of (a) the date of adoption of this Plan or (b) the first day of the first Plan Year of such Participant's participation in the Plan, or if the Participant makes any material misstatement of information or nondisclosure of medical history, then no benefits will be payable hereunder to such Participant or his Beneficiary, other than payment to such Participant of the cumulative reductions in Base Salary and or Bonus theretofore made pursuant to this Plan, provided, that in the Company's sole discretion, benefits may be payable in an amount reduced to compensate the Company for any loss, cost, damage or expense suffered or incurred by the Company as a result in any way of such misstatement or nondisclosure.

    Sec. 9.4  Validity.   In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

    Sec. 9.5  Notice.   Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the principal office of the Company, directed to the attention of the President of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

    Sec. 9.6  Applicable Law.   This Plan shall be governed and construed in accordance with the laws of the State of Minnesota as applied to contracts executed and to be wholly performed in such state.

QuickLinks

TARGET CORPORATION EXECUTIVE DEFERRED COMPENSATION PLAN
ARTICLE I GENERAL
  Sec. 1.1 Name of Plan .
  Sec. 1.2 Purpose .
  Sec. 1.3 Effective Date .
  Sec. 1.4 Company .
  Sec. 1.5 Participating Employers .
  Sec. 1.6 Construction and Applicable Law .
  Sec. 1.7 Rules of Construction .
ARTICLE II DEFINITIONS
  Sec. 2.1 Base Salary .
  Sec. 2.2 Beneficiary .
  Sec. 2.3 Benefit Deferral Period .
  Sec. 2.4 Bonus .
  Sec. 2.5 Board .
  Sec. 2.6 Committee .
  Sec. 2.7 Crediting Rate .
  Sec. 2.8 Crediting Rate Alternative .
  Sec. 2.9 Credited Service .
  Sec. 2.10 Cumulative Deferral Amount .
  Sec. 2.11 TGT 401(k) Plan .
  Sec. 2.12 Deferral Account .
  Sec. 2.13 Employee .
  Sec. 2.14 EMG .
  Sec. 2.15 Enhancement .
  Sec. 2.16 Enrollment Agreement .
  Sec. 2.17 ERISA .
  Sec. 2.18 Highly Compensated Employee .
  Sec. 2.19 HCCAP .
  Sec. 2.21 Named Fiduciary .
  Sec. 2.22 Participant .
  Sec. 2.23 Person .
  Sec. 2.24 Plan Year .
  Sec. 2.25 Rate of Return Alternative Change Form .
  Sec. 2.26 Signature .
  Sec. 2.27 SMG .
  Sec. 2.28 Termination of Employment .
  Sec. 2.29 Year of Vesting .
  Sec. 2.30 Vice President of Personnel .
  Sec. 2.31 Signing Bonus .
  Sec. 2.32 KMG .
ARTICLE III ELIGIBILITY
  Sec. 3.1 Eligibility .
  Sec. 3.2 No Guarantee of Employment .
ARTICLE IV PARTICIPATION AND BENEFITS
  Sec. 4.1 Election to Participate .
  Sec. 4.2 Deferral Accounts .
  Sec. 4.3 HCCAP .
  Sec. 4.4 Crediting Rate Alternatives .
  Sec. 4.5 Benefit Payment Elections .
  Sec. 4.6 Crediting .
  Sec. 4.7 Time of Payment .
  Sec. 4.8 Statement of Accounts .
ARTICLE V CERTAIN BENEFIT PAYMENTS
  Sec. 5.1 Termination of Enrollment in Plan .
  Sec. 5.2 Early Payment .
  Sec. 5.3 Survivor Benefits .
  Sec. 5.4 Small Benefit .
  Sec. 5.5 Withholding .
  Sec. 5.6 Lump Sum Payout Option .
ARTICLE VI BENEFICIARY DESIGNATION
ARTICLE VII ADMINISTRATION OF PLAN
  Sec. 7.1 Administration by Company .
  Sec. 7.2 Certain Fiduciary Provisions .
  Sec. 7.3 Evidence .
  Sec. 7.4 Records .
  Sec. 7.5 General Fiduciary Standard .
  Sec. 7.6 Waiver of Notice .
  Sec. 7.7 Agent for Legal Process .
  Sec. 7.8 Indemnification .
  Sec. 7.9 Correction of Errors .
ARTICLE VIII AMENDMENT AND TERMINATION OF PLAN
  Sec. 8.1 Amendment .
  Sec. 8.2 Automatic Termination of Plan .
  Sec. 8.3 Payments Upon Automatic Termination .
  Sec. 8.4 Payments Upon Change of Control .
ARTICLE IX MISCELLANEOUS
  Sec. 9.1 Unsecured General Creditor .
  Sec. 9.2 Nonassignability .
  Sec. 9.3 Protective Provisions .
  Sec. 9.4 Validity .
  Sec. 9.5 Notice .
  Sec. 9.6 Applicable Law .